Exhibit 99.1

Specialty Laboratories Secures $25 Million Credit Agreement

Initial Availability of $15 Million Line of Credit

Santa Monica, CA, September 29, 2003 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced today that it has signed a $25 million asset-based credit agreement with CIT Business Credit, a unit of CIT Group Inc (NYSE:CIT).

The credit facility is secured primarily by accounts receivable with the availability of funds being commensurate with this asset.  The credit agreement provides Specialty with an initial $15 million line of credit.  The Company will draw $5 million under this line of credit and will add this amount to cash and investments on hand.

“This credit agreement gives Specialty financial flexibility as we as continue to position the Company for long-term growth,” noted Frank Spina, chief financial officer of Specialty Laboratories.  “We are pleased to be in a position to secure a significant line of credit and look forward to working with our financial partners.”

About Specialty Laboratories

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialists nationwide. With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs. Because of Specialty’s focus on complex and specialized testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work. Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications. Specialty also supports its test offering with distinguished R&D capabilities. Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: Specialty’s drawing on the announced credit line, use and application amounts drawn under the credit line, and Specialty’s positioning for growth of its business.  Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact:

Greg Mann

Director, Corporate Communications & Investor Relations

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com